UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant☒        Filed by a Party other than the Registrant☐
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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
IBEX Limited
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The following disclosures were included in a Current Report on Form 8-K filed concurrently herewith:

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 20, 2025, the Board of Directors (the “Board”) of Ibex Limited (the “Company”) established a formal Nominating Committee (the “Committee”) of the Board. Previously, the Committee’s functions were exclusively performed by independent members of the Board. Both methods are fully compliant with the rules and requirements of the Nasdaq Global Market for nominating board members, which requires director nominations to be performed solely by independent board members, regardless of whether they are acting as a separate committee or as a subset of the Board.

The Committee’s primary responsibilities include identifying and evaluating qualified candidates for election to the Board, selecting and recommending director nominees for election to the Board on an annual basis, developing and recommending criteria for qualified director candidates, and considering committee member qualifications, appointment, and removal. The full scope of the Committee’s responsibilities is reflected in the Charter of the Nominating Committee, which is available under the Governance section of the Company’s website.

The Board also appointed the following independent Directors as members of the Committee: Daniella Ballou-Aares (Chair), Karen Batungbacal, Fiona Beck, Patrick McGinnis, and Mingzhe (JJ) Zhuang. Each member of the Committee has been determined by the Board to meet the independence requirements of Nasdaq’s listing standards and applicable U.S. Securities and Exchange Commission rules.

Upon its formation, the Committee ratified the prior actions taken by the independent board members during the prior year and renominated the slate of director candidates being presented for election at the upcoming annual meeting of the Company on December 5, 2025.

The actions above were taken to address some of the perceived deficiencies in the nominating process expressed by Institutional Shareholder Services Inc. and Glass Lewis & Co., LLC in proxy vote recommendations. The Company believes that these actions fully rectify those concerns.

The newly formed Committee, and the full Board, unanimously recommend a vote “FOR” each of the nominees. If any shareholder previously submitted a proxy for the upcoming annual meeting and would like to change their vote, you may send in a new proxy which will automatically supersede the prior proxy. We urge you to vote “FOR” each of the Board nominees.

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Additional Information and Where to Find It
This communication relates to the upcoming annual meeting of the Company scheduled for December 5, 2025. In connection with this annual meeting, the Company has filed with the U.S. Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A on October 28, 2025 (the “Proxy Statement”). This communication is not a substitute for the filed Proxy Statement or any other document that the Company may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS THAT HAVE BEEN OR MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of these documents and other documents filed with the SEC by the Company through the website maintained by the SEC at

http://www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s internet website at https://investors.ibex.co/shareholder-services/annual-meeting or upon written request to: Christy O’Connor, Assistant Secretary, IBEX Limited, 202 6th Street, Unit 401, Castle Rock, CO 80104.
Participants in Solicitation
The Company, its directors and certain of its executive officers may be considered participants in the solicitation of proxies in connection with the annual meeting. Information about the directors and executive officers of the Company is set forth in the Proxy Statement. To the extent that holdings of the Company’s securities by its directors or executive officers have changed since the amounts set forth in the Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the annual meeting. These documents can be obtained free of charge from the sources indicated above.